Exhibit 99.1

American Spectrum Realty Reports Second Quarter Results

HOUSTON--(BUSINESS WIRE)--American Spectrum Realty, Inc. (“the Company”) (AMEX:AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the second quarter ended June 30, 2008.

Rental revenue for the three months ended June 30, 2008 increased $956,000, or 12.2%, in comparison to the three months ended June 30, 2007. This increase was primarily attributable to $654,000 in revenue generated from one office property acquired during the second quarter of 2008 and two retail properties and one multi-tenant industrial park acquired during the second quarter of 2007. Greater revenues from properties owned for the full three months ended June 30, 2008 and June 30, 2007 accounted for the remaining increase of $302,000. The increase in revenues from the properties owned for the full three months ended June 30, 2008 and June 30, 2007 was primarily due to an increase in rental rates, a reduction in rent concessions and an increase in lease termination revenue. The occupancy of the Company’s properties was 88% at June 30, 2008.

The Company’s net loss for the three months ended June 30, 2008 was $1,890,000, or $1.37 per share, compared to a net loss of $1,303,000, or $0.94 per share, for the three months ended June 30, 2007. The Company’s net loss for the six months ended June 30, 2008 was $2,587,000, or $1.88 per share, compared to a net loss of $2,440,000, or $1.77 per share, for the six months ended June 30, 2007. The net loss for 2008 included income from discontinued operations of $631,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina.

American Spectrum Realty, Inc. is a real estate investment and management company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES: Rental revenue	$8,778	$7,822	$17,042	$15,001
Interest and other income	40	21	130	58
Total revenues	8,818	7,843	17,172	15,059

EXPENSES:
Property operating expense	4,216	3,296	7,744	6,285
General and administrative	1,025	955	1,881	1,682
Depreciation and amortization	3,550	3,092	6,788	6,036
Interest expense	3,362	3,078	6,467	5,636
Total expenses	12,153	10,421	22,880	19,639

Net loss from continuing operations before deferred income tax benefit and minority interest	(3,335)	(2,578)	(5,708)	(4,580)

Deferred income tax benefit	1,165	1,092	2,013	1,784

Net loss from continuing operations before minority interest	(2,170)	(1,486)	(3,695)	(2,796)

Minority interest (share from continuing operations)	280	193	477	367

Net loss from continuing operations	(1,890)	(1,293)	(3,218)	(2,429)

Discontinued operations:
(Loss) gain from discontinued operations	-	(20)	5	(21)
Gain on sale of discontinued operations	-	-	1,141	-
Income tax benefit (expense)	-	8	(421)	8
Minority interest	-	2	(94)	2
(Loss) income from discontinued operations	-	(10)	631	(11)

Net loss	$(1,890)	$(1,303)	$(2,587)	$(2,440)

Basic and diluted per share data:
Net loss from continuing operations	$(1.37)	$(0.94)	$(2.34)	$(1.77)
Income from discontinued operations	-	-	0.46	-
Net loss	$(1.37)	$(0.94)	$(1.88)	$(1.77)

Basic weighted average shares used	1,376,098	1,380,221	1,375,864	1,378,512

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200